UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 0-25906

                             ASB Financial Corp.
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           (Exact name of registrant as specified in its charter)

                           503 Chillicothe Street
                           Portsmouth, Ohio 45662
                               (740) 354-3177
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common shares, without par value
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          (Title of each class of securities covered by this Form)

                                    None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]              Rule 12h-3(b)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)      [ ]              Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]              Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

      Approximate number of holders of record as of the certification or
notice date:   192

      Pursuant to the requirements of the Securities Exchange Act of 1934, ASB Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 19, 2005                    By:  /s/ Robert M. Smith
                                            -------------------------------
                                            Robert M. Smith
                                            President


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